EXHIBIT 99.1

 ARIAD Receives Fast-Track Designation by the FDA for mTOR Inhibitor,
                 AP23573, in the Treatment of Sarcoma;
  Addresses Limited Treatment Options for Life-threatening Conditions

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--April 20, 2005--ARIAD Pharmaceuticals, Inc. (Nasdaq:ARIA) today announced that its novel mTOR inhibitor, AP23573, has been designated a fast-track product by the U.S. Food and Drug Administration (FDA) for the treatment of soft tissue and bone sarcomas. The FDA's decision was based, in part, on review of both Phase 1 and Phase 2 clinical trials of AP23573 conducted by ARIAD in refractory sarcoma patients and the recognition that soft tissue and bone sarcomas are serious and life-threatening conditions for which treatment options are limited or non-existent. The FDA's fast-track program is designed to facilitate the development and expedite the review of new drugs that have the potential to address unmet medical needs. Based on today's announcement, ARIAD will pursue treatment of soft tissue and bone sarcomas as the initial registration path for AP23573.
    The benefits of the FDA's fast-track program include closer and more frequent interactions with the agency during clinical-trial planning and New Drug Application (NDA) filing and generally a higher likelihood of being granted accelerated approval on the basis of a surrogate measure of clinical benefit in cancer patients, such as progression-free survival.
    "We believe that the FDA's fast-track designation for AP23573 is the Company's most important milestone to date," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "Since there are no effective therapies currently available for advanced soft-tissue sarcomas or metastatic refractory sarcomas in general, the FDA decision represents a potential breakthrough for patients with an otherwise untreatable cancer."
    Initial data from the ongoing Phase 2 study of AP23573 in patients with relapsed and/or refractory sarcoma will be presented at the American Society of Clinical Oncology annual meeting being held in Orlando, Florida, May 13 to 17, 2005.

    About Sarcoma

    Sarcomas are cancers of the connective tissue, including bones, muscles, fat, cartilage, and joints, not discriminating by age, gender or race. Sarcomas can arise anywhere in the body and are divided into two main groups - bone tumors and soft tissue sarcomas. They are further sub-classified based on the type of cell or tissue from which the tumor developed. There are approximately 12,000 new cases of sarcoma diagnosed each year in the United States and approximately 100,000 sarcoma patients overall in the United States. More information about sarcomas is available at http://www.sarcomafoundation.com and at http://www.sarcoma.net/facts.htm.

    About AP23573

    The small-molecule drug, AP23573, starves cancer cells and shrinks tumors by inhibiting the critical cell-signaling protein, mTOR, which regulates the response of tumor cells to nutrients and growth factors, and controls tumor blood supply and angiogenesis through effects on Vascular Endothelial Growth Factor (VEGF) in tumor and endothelial cells. AP23573 also blocks the proliferation and migration of vascular smooth muscle cells, the primary cause of narrowing and reblockage of injured arteries, and is an analog of sirolimus, another mTOR inhibitor that has been approved for use in drug-eluting stents. AP23573 is currently in Phase 1 and 2 clinical trials in patients with solid tumors and hematologic cancers. AP23573 has been designated a fast-track product by the U.S. Food and Drug Administration for the treatment of soft tissue and bone sarcomas.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat disease by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the Web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to accurately estimate the timing and actual research and development expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our ability to manufacture our product candidates on a commercial scale or to supply our product candidates to our collaborator for use in its product candidates, risks and uncertainties regarding our and our collaborator's ability to successfully enroll and conduct preclinical and clinical studies of product candidates, including our product candidate to treat cancer described in this release and our collaborator's medical device product candidates to treat vascular disease, risks and uncertainties that clinical trial results at any phase of development including those described in this release may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or our collaborator's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and our collaborator's product candidates, and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal proceedings, including litigation concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on our collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 617-621-2345